Exhibit 10.4

AQUA VENTURE HOLDINGS LLC

January 5, 2007

PERSONAL AND CONFIDENTIAL

Douglas R. Brown

2 Commonwealth Avenue

Boston, MA 02116

Dear Mr. Brown:

AquaVenture Holdings LLC (the “LLC”) and AquaVenture Management Company Inc. (the “Company”) are pleased that you have agreed to join the LLC, the Company and their affiliates after the closing of the financing.  You will be employed by the Company and serve as the full-time President and Chief Executive Officer of the Company.  In addition, you will serve as the Chief Executive Officer of the LLC.  During the term of your employment, you will devote at least 50% of your business time, energies, skills and attention to the business and affairs of the Company and its affiliates, provided that you may engage in other outside activities that (whether individually or in the aggregate) do not interfere with the fulfillment of your obligations and responsibilities to the Company and its affiliates.

Your salary will be paid at an initial rate sufficient to cover your portion of all costs associated with your participation in the Company’s benefit plans with net after-tax dollars.  If you choose not to participate in certain of the Company’s benefit plans but instead choose to participate in other non-Company benefit plans, your salary will be adjusted so that you receive an after-tax amount sufficient to enable you to pay the costs associated with your participation in such other non-Company benefit plans.  You will be paid in accordance with the Company’s normal payroll practices as established or modified from time to time.

You will be eligible to participate in benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure.  The Company reserves the right to modify or eliminate its benefit plans from time to time.

You will be awarded 461,040 incentive common shares of the LLC.  The award will be subject to the terms and conditions of the LLC’s Equity Participation Plan (the “Plan”), which will include a four-year vesting schedule with 25% of the shares subject to your option to vest one year after the grant date and the remaining 75% of such shares to vest in equal quarterly installments over the following three years.  In addition, all then unvested shares shall vest in full immediately prior to the closing of the initial public offering of equity securities of the LLC (or any successor entity into which your shares are converted) or the occurrence of a Sale Event (as defined in the LLC’s Limited Liability Company Agreement, as amended from time to time).

You will be required to enter into an agreement in the form to be approved by the LLC as a condition to receiving this award.

If any Payments (as defined below) to you are subject to the Excise Tax (as defined below), the Company will pay you a Gross-Up Payment (as defined below).  The Gross-Up Payment with respect to any Payment will be paid no later than 15 days prior to the date that the Excise Tax is due with respect to such Payment.  For purposes of determining the amount of the Gross-Up Payment, you will be deemed to pay federal income taxes at the highest marginal rate of federal, state and local income tax in the calendar year in which the Gross-Up Payment is made (determined by reference to your residence for such calendar year), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  If the Excise Tax with respect to the Payments is determined to exceed the amount taken into account hereunder, the Company will make an additional Gross-Up Payment in respect of such excess.  For purposes of calculating such Gross-Up Payment, any interest or penalties imposed in connection with such excess Excise Tax shall be treated as an Excise Tax.  For purposes of this paragraph, the following terms shall have the following meanings:

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Excise Tax” shall mean the tax imposed by Section 4999 of the Code.  The amount of the Excise Tax (if any) imposed on any non-cash benefits or any deferred payment or benefit shall be reasonably determined by the Company, after consultation with its legal and tax advisors.

“Gross-Up Payment” shall mean, with respect to Payments to any person, the amount necessary so that the amount retained by you, after reduction for (A) any Excise Tax on the Gross-Up Payment and (B) any federal, state, or local income and employment taxes imposed on the Gross-Up Payment, is an amount equal to the Excise Tax on the Payments to you, other than the Gross-Up Payment.  The amount of the Gross-Up Payment shall be reasonably determined by the Company after consultation with its legal and tax advisors.

“Payment” shall mean, with respect to any individual, any payment in the nature of compensation to (or for the benefit of) such individual, if such payment is contingent on a change (A) in the ownership or effective control of the Company or (B) in the ownership of a substantial portion of the assets of the Company (in each case, as reasonably determined by the Company in accordance with Section 280G(b)(2) of the Code and the regulations promulgated thereunder).  Notwithstanding the foregoing, any amount payable to (or for the benefit of) an individual shall be a Payment if an Excise Tax is imposed on such individual with respect to such payment or benefit, and such payment or benefit is contingent on a change (X) in the ownership or effective control of the Company or (Y) in the ownership of a substantial portion of the assets of the Company (in each case, determined in accordance with Section 280G(b)(2) of the Code and the regulations promulgated thereunder).

If the Company terminates your employment other than for Cause (as defined in the Plan), the Company will continue to pay you your base salary in effect at the time of your termination for 12 months after your termination date, and any additional options that would have vested during the 12 months after your termination date will vest effective as of your termination date.

The Company requires you to verify that the performance of your position at the Company does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company).  Please provide us with a copy of any such agreements.  As a condition of your continued employment and receipt of the aforementioned option grant, you will also be required to sign the Company’s standard agreements regarding confidentiality, proprietary information, inventions, noncompetition and nonsolicitation of customers, suppliers, employees and other having business relationships with the Company and its affiliates.  A copy of this agreement will be made available to you.

Moreover, please provide us, for purposes of completing the 1-9 form, sufficient documentation to demonstrate your eligibility to work in the United States.

The above terms are not contractual.  They are a summary of our initial employment relationship and are subject to later modification by the Company.  Your employment with the 4) Company will be “at-will,” meaning that either you or the Company may terminate your employment relationship at any time, for any reason, with or without prior notice.  Notwithstanding the foregoing, the provisions of the fourth (relating to the award of incentive common shares of the LLC), fifth (relating to Gross-Up Payments) and sixth (relating to certain effects of termination) paragraphs of this letter shall be binding contractual commitments of the Company and the LLC, and may not be modified without your prior written consent.

This terms and conditions of your employment set forth in this letter will supersede any existing or previous agreement between you and the Company or any of its affiliates. Each such previous agreement is hereby terminated without any further obligations on the part of the Company or any of its affiliates.

We are very interested in having you join the Company.  We look forward to receiving a response from you by January 8, 2007 acknowledging that you have accepted this offer of employment.

Sincerely,

/s/ Michael J. Bevan
Michael J. Bevan

/s/ Evan Lovell
Evan Lovell

AGREED TO AND ACCEPTED:

/s/ DRB
Douglas R. Brown

Date:	1/5/07

AQUAVENTURE HOLDINGS LLC

October 1, 2012

PERSONAL AND CONFIDENTIAL

Douglas R. Brown

196 Beacon Street, #3

Boston, MA 02116

Dear Mr. Brown:

This letter agreement amends the letter agreement dated January 5, 2007 between AquaVenture Holdings LLC (the “LLC”) and you (the “Existing Agreement”).  Except as expressly provided herein, all the provisions of the Existing Agreement shall remain in full force and effect.

From and after the date hereof, you will remain employed by Seven Seas Water Corporation (the “Company”) and serve as the Chairman of the Company.  In addition, from and after the date hereof, you will serve as the Chairman of the LLC.

From and after the date hereof, your salary will be paid at an initial rate of $150,000 per year.  You will be paid in accordance with the Company’s normal payroll practices as established or modified from time to time.

You will be eligible to participate in benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure.  The Company reserves the right to modify or eliminate its benefit plans from time to time.

We look forward to receiving your acknowledgement that you have accepted this offer of employment.

Sincerely,

AQUAVENTURE HOLDINGS LLC

By:
John F. Curtis
President

SEVEN SEAS WATER CORPORATION

By:
John F. Curtis
President

AGREED TO AND ACCEPTED:

/s/ DRB
Douglas R. Brown

Date: 1 October 2012